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                                                                    EXHIBIT 10.6

                        AXIS SPECIALTY U.S. SERVICES, INC.
                           430 PARK AVENUE, 15TH FLOOR
                            NEW YORK, NEW YORK 10022

February 6, 2003

Mr. Dennis B. Reding
AXIS Specialty U.S. Services, Inc.
430 Park Avenue, 15th Floor
New York, New York 10022

Dear Dennis:

            We are delighted that you have decided to join AXIS Specialty U.S. Services, Inc., a Delaware corporation (the "COMPANY") and wholly owned, indirect subsidiary of AXIS Capital Holdings Limited, a Bermuda company (the "PARENT"). We thought it would be useful to lay out the terms and conditions of our agreement in this letter agreement (this "AGREEMENT").

1. EMPLOYMENT.

            The Company hereby agrees to employ you as Senior Vice President. The Company also agrees that you will have the same title in its affiliate AXIS Specialty U.S. Holdings, Inc. and the titles of President and Chief Executive Officer in its affiliates Axis Specialty Limited Insurance Company, Sheffield Insurance Company and all other operational insurance companies acquired by AXIS Specialty U.S. Holdings, Inc. You will report to the President and Chief Executive Officer of the Parent or any other appropriate designee as may be directed by him. You will be expected to devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities to the Company on an exclusive basis, including service to subsidiaries and other affiliates of the Company as requested by the Board of Directors of the Parent, and shall faithfully and diligently endeavor to promote the business and best interests of the Company and its affiliates.

2. COMPENSATION AND BENEFITS.

     (a) During your employment with the Company, your annual base salary shall be $500,000.00 ("BASE SALARY") and shall be paid pursuant to the Company's customary payroll practices. The Base Salary will be reviewed annually and may be increased in the sole discretion of the Company.

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     (b)    In addition to the Base Salary, in each fiscal year during your employment with the Company, you will have the opportunity to earn an annual cash bonus ("ANNUAL BONUS") if the Company achieves certain performance objectives and subject to your individual performance (each of which will be determined by the Company for each such fiscal year); PROVIDED that the Annual Bonus for the period of January 1, 2003 to December 31, 2003 will not be less than $250,000.00. The Annual Bonus will be paid only if you are actively employed with the Company and are not in breach of this Agreement on the date of disbursement.

     (c) Following the execution of this Agreement, Parent will grant to you an option to purchase seven thousand five hundred (7,500) shares of Common Stock of Parent at an exercise price of $107.60 per share pursuant to the AXIS Specialty Limited Long-Term Equity Compensation Plan, as the same has been or may be amended from time to time (the "PARENT EQUITY PLAN"). These options will vest and become exercisable on the following schedule: (i) one third (1/3) on January 1, 2004, (ii) one third (1/3) on January 1, 2005 and (iii) one third (1/3) on January 1, 2006. All other terms and conditions shall be provided in the Parent Equity Plan.

     (d) Following the execution of this Agreement, Parent will give you the right to purchase up to 10,000 shares of Common Stock of Parent at a price of one hundred seven dollars and sixty cents ($107.60) per share (or up to $1,076,000.00 in the aggregate) pursuant to the AXIS Specialty Limited Employee Share Purchase Plan. You must exercise this right on or prior to January 31, 2003 or such right shall terminate.

     (e) Following the execution of this Agreement, Parent shall grant you seven thousand five hundred (7,500) restricted shares of the Common Stock ("Restricted Shares") of Parent at par value of one hundred seven dollars and sixty cents ($107.60) per share, in accordance with the terms and subject to the conditions of the Parent Equity Plan. The Restricted Shares shall vest on the first to occur of (1) January 1, 2006, provided you have remained employed by the Company until such date or (2) a Change in Control as defined in Section 7 of this Agreement. Prior to vesting, the Restricted Shares shall be non-transferable, and if your employment terminates prior to vesting of the Restricted Shares, the Restricted Shares shall be forfeited.

     (f) During your employment with the Company, you will be entitled to participate generally in the benefit plans made available to employees of the Company in accordance with the terms of those plans and the Company will reimburse you for all reasonable business expenses upon presentation of statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to the senior executives of the Company.

     (g) During your employment with the Company, you will be paid by the Company an automobile allowance of $1,000 per month; PROVIDED, however, that the Company shall have no other obligations to you relating to any of your automobile(s), including, but not limited to, the costs to insure or garage any of your automobile(s).

     (h) During your employment with the Company, and subject to the Company's prior review and approval, you will be reimbursed by the Company for the annual membership fees of one private club; PROVIDED, however, that the Company shall have no other obligations to you

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relating to any other costs of your membership in that private club, including, but not limited to, any initiation fee to that private club.

3. TERM OF EMPLOYMENT

     (a) The employment period shall commence on January 1, 2003 or other date mutually agreed by you and the Company, and shall terminate on the day preceding the third anniversary of the date first set forth above; PROVIDED that the term of employment shall automatically be extended for successive one-year periods unless either party shall give at least one hundred twenty (120) days' prior written notice of non-renewal. Notwithstanding the foregoing, your employment hereunder will be terminated upon the earliest to occur of the following events:

     (i) DEATH. Your employment shall automatically terminate upon your death.

     (ii) DISABILITY. The Company shall be entitled to terminate your employment if, as a result of your incapacity due to physical or mental illness or injury, you shall have been unable to perform your duties hereunder for a period of 180 days in any twelve-month period.

     (iii) CAUSE. The Company may terminate your employment for Cause, which, for purposes of this Agreement, shall mean (A) the commission of a felony, (B) willful misconduct or gross negligence in connection with the performance of your duties as an employee of the Company,
            (C) a material breach of this Agreement, or (D) a fraudulent act or omission by you adverse to the reputation of the Company or any affiliate.

     (iv) WITHOUT CAUSE. The Company may terminate your employment at any time without Cause. Termination without Cause shall include the Company's non-renewal of a successive one-year period of your employment with the Company as provided for in this Section 3(a).

     (v) VOLUNTARY RESIGNATION. You may voluntarily terminate your employment hereunder, provided that you provide the Company with notice of your intent to terminate at least sixty days in advance of the date of termination.

     (b) In the event that your employment with the Company shall terminate for any reason, the Company's sole obligation under the Agreement shall be to
(i) pay to you any accrued and unpaid base salary through the date of termination of employment and an amount equal to such reasonable and necessary unreimbursed business expenses incurred by you on behalf of Company on or prior to the date of termination of employment and (ii) afford you all the benefits to which you may be entitled under, and in accordance with the terms of, all employee benefit plans in which you participate. In addition, in the event that the Company terminates your employment without Cause in accordance with the provisions of Section 3(a)(iv) hereof, including any termination without Cause within six months immediately following the consummation of a Change in Control (as defined below in Section 7(b)), you shall be entitled to continuation of your Base Salary for a period of twelve (12) months immediately following the date of such termination, provided that you comply with your obligations under
Section 3(c)

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hereof. Except as provided in this Section 3(b), the Company shall have no further obligations related to your termination of employment.

     (c) Upon termination of your employment with the Company for any reason, you agree (i) to resign from all directorships and other offices that you hold in connection with your employment with the Company (including any directorships with subsidiaries or other affiliates of the Company) and (ii) to execute a general release and waiver, waiving all claims you may have against the Company, its affiliates (including Parent) and their respective successors, assigns, employees, officers, directors, consultants, partners and shareholders.

4. ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

     (a) ASSIGNMENT. You hereby assign all of your rights, title and interest to and in all Intellectual Property Rights (as defined below) conceived, developed, invented, made by you or otherwise owned by you and directly or indirectly relating to the Business (defined in Section 7(a)) and you agree and acknowledge that, on the date hereof, such rights to and in such Intellectual Property Rights shall become the sole property of, and belong to, the Company.

     (b) INTELLECTUAL PROPERTY RIGHTS. For the purposes of this Agreement, the term "INTELLECTUAL PROPERTY RIGHT" shall mean all proprietary and other rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin;
(ii) patents, inventors' certificates and invention disclosures; (iii) trade secrets and other confidential or non-public business information, including ideas, formulae, compositions, inventions, discoveries and improvements, know-how, manufacturing and production processes and techniques, and research and development information (whether patentable or not); drawings, specifications, designs, plans, proposals and technical data; and financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (iv) writings and other works of authorship, whether copyrightable or not, including computer programs, data bases and documentation therefore, and all copyrights to any of the foregoing; (v) mask works; (vi) rights, title and interest in know-how, technical information, processes, practices and systems, whether or not protectable by patent, copyright or trade secret law; (vii) moral rights; (viii) rights to limit the use or disclosure of confidential information by any person;
(ix) any similar tangible or intangible intellectual property or proprietary rights, information and technology; (x) registrations of, and applications to register, any of the foregoing with any governmental agency or authority and any renewals or extensions thereof; (xi) the goodwill associated with each of the foregoing and (xii) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; in each case in any jurisdiction.

5. NON-DISCLOSURE

     (a) In view of the fact that your work for the Company will bring you into close contact with many confidential affairs of the Company not readily available to the public, as well as plans for future developments, you agree during your employment with the Company and thereafter:

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     (i)    to keep secret and retain in the strictest confidence all
            proprietary or confidential matters or trade secrets of the Company or any of its subsidiaries and affiliates (which information will be deemed confidential notwithstanding any prior unauthorized disclosures), including, but not limited to, data, know-how, formulae, practices, processes, methodologies, designs, sketches, photographs, plans, drawings, specifications, samples, reports, member or customer lists, price lists, business strategies or arrangements, studies, findings, inventions, ideas, software, source code, business plans and other technical, business or financial information relating to the Company's business, whether existing on the date hereof or hereafter (such material collectively, "RESTRICTED MATERIAL"), and not to disclose such Restricted Material except with the Company's permission to such third parties as may be necessary in the furtherance of the Company's interests and in the discharge of your duties; and

     (ii) to deliver promptly to the Company upon the termination of your employment or at any other time as the Company may so request, all documents (and all copies thereof), in whatever form, containing Restricted Material, and all property associated therewith, which you may then possess or have under your control; provided that Restricted Material shall not be subject to the confidentiality restrictions of this Section 5 where you can show that such information is, at the time of disclosure, generally known to the public.

     (b) In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any Restricted Material, you agree to provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive your compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you may furnish that portion (and only that portion) of the Restricted Material which you are legally compelled to disclose and will exercise your reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Restricted Material so furnished.

     (c) Nothing in this Section 5 shall be construed as granting or implying any right to you under any patent or unpatented intellectual property right of the Company, or your right to use any invention covered thereby.

6. NON-SOLICITATION

     Except with prior written permission of the Company, you shall not, directly or indirectly (individually or on behalf of other persons), during your employment with the Company or any of its affiliates and for a period of one (1) year following the termination of your employment with the Company for any reason, hire, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of Parent or any of its affiliates (including the Company and any subsidiary) or any then current or prospective customer, client or broker of Parent or any of its affiliates (including the Company and any subsidiary), to discontinue his or her relationship with Parent or any of its affiliates (including the Company and any subsidiary)

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or to otherwise do business with any competing business of Parent or any of its affiliates (including the Company and any subsidiary).

7. NON-COMPETITION

     (a) Except with prior written permission of the Company, you shall not, during your employment with the Company or any of its affiliates and for a period of one (1) year thereafter, directly or indirectly (individually or on behalf of other persons): (i) enter the employ of, or render services to, any person, firm or corporation engaged in the insurance or reinsurance business or any other business in which the Company is, or has in any way indicated an intention to become, engaged in at any time during your employment with the Company and in each case within Bermuda, the United Kingdom, the Republic of Ireland or the United States in which Parent or any of its affiliates (including the Company and any subsidiary) does business (hereinafter collectively referred to as the "BUSINESS"); (ii) engage in such Business on your own account; or
(iii) become interested in any such Business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided, however, that nothing contained in this Section 7 shall be deemed to prohibit you from acquiring, solely as a passive investment, no more than 5% of the total outstanding securities of any publicly-held corporation.

     (b) For purposes of this Agreement, the term "CHANGE IN CONTROL" will be deemed to have occurred as of the first day any of the following events occurs:

     (1) Any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing 50% or more of the combined voting power of the Parent's then outstanding voting securities entitled to vote generally in the election of directors (the "Outstanding Parent Voting Securities"); provided however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Parent, (ii) any acquisition by the Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent, or
     (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (iii) below;

     (2) Individuals, who, as of the Effective Date, constitute the Board (hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED HOWEVER, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

     (3) Consummation of a reorganization, merger, share exchange, amalgamation, consolidation or similar transaction by and among the Parent and another Person (a

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     "Business Combination"), in each case, unless, following such Business
     Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Parent or all or substantially all of the Parent's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Parent Voting Securities immediately prior to such Business Combination, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Parent or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, pursuant to which such Business Combination is effected or approved; or

     (4) Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent or the sale or other disposition of all or substantially all of the Parent's assets.

8. ENFORCEMENT

     (a) The parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to the Company by reason of your failure to perform any of your obligations under Sections 4, 5, 6 and 7. Accordingly, if the Company institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, you hereby waive the claim or defense that the Company has an adequate remedy at law, and you shall not urge in any such action or proceeding the defense that any such remedy exists at law. The foregoing rights shall be in addition to any other rights and remedies available to the Company under law or in equity.

     (b) If any of the covenants contained in Sections 4, 5, 6 and 7 or any part thereof, is construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portion(s). In addition, if any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, is held by any person or entity with jurisdiction over the matter to be invalid or unenforceable because of duration of such provision or the geographical area covered thereby, the parties agree that such person or entity shall have the power to reduce the duration and/or geographical area of such provision and, in its reduced form, said provisions shall then be enforceable.

     (c) It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege contained in Sections 4, 5, 6 and 7 shall operate as a waiver thereof,

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nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege contained in Sections 4, 5, 6 and 7.

9. DISPUTE RESOLUTION

            In the event of any dispute or difference between you and the Company with respect to either the enforcement or interpretation of this Agreement, both you and the Company agree to resolve any such dispute or difference by the terms and conditions set forth in the Company's Dispute Resolution Guidelines. By executing this Agreement, you acknowledge receiving and reviewing both the Company's Dispute Resolution Agreement and the Company's Dispute Resolution Guidelines. You further acknowledge executing the Company's Dispute Resolution Agreement.

10. MISCELLANEOUS

     (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or three days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed to the relevant party at the address provided for such party on the first page hereof, or to such other address as any party hereto may designate by notice to the other in accordance with the foregoing.

     (b) This Agreement constitutes the entire agreement among you and the Company with respect to your employment by the Company, and supersedes and is in full substitution for any and all prior understanding or agreements with respect to your employment.

     (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought.

     (d) This Agreement and all rights and obligations hereunder, including, without limitation, matters of construction, validity and performance, shall be governed by and construed and interpreted in accordance with the laws of New York without regard to principles of conflict of laws.

     (e) In the event of any contest or dispute between you and the Company with respect to this Agreement, each of the parties shall be responsible for their respective legal fees and expenses in accordance with the Company's Dispute Resolution Guidelines.

     (f) This Agreement shall inure for the benefit of and be an obligation of the Company's assigns and successors; however you may not assign your duties and obligations hereunder to any other party.

     (g) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

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            If the terms of this Agreement meet with your approval, please sign and return one copy to the Company.


                                              Sincerely,

                                              AXIS SPECIALTY U.S. SERVICES, INC.


                                              By: /s/ Richard H. Blum
                                                 -----------------------
                                              Name: RICHARD H. BLUM
                                              Title: CHAIRMAN


Accepted and Agreed
as of the date first set forth above:


/s/ Dennis B. Reding
----------------------------
Dennis B. Reding